                            June 1, 1999 Amendment
                                    to the
       Agreement and Plan of Reorganization between Netco Communications
 Corporation, Netco Acquiring Corporation, FreeMail, Inc., Glenn Kreisel, Steve Saroff, Chris Coyle, Steve Barrett, Greg Gianforte, Ray Kreisel and William Knight

WAMINET Inc. (f/k/a Netco Communications Corporation) ("The Company") Netco Acquiring Corporation ("NAC"), FreeMail, Inc., Glenn Kreisel, Steve Saroff, Chris Coyle, Steve Barrett, Greg Gianforte, Ray Kreisel and William Knight and FreeMail, Inc. are parties to an Agreement and Plan of Reorganization dated December 18, 1997 (the "Agreement").

       It is agreed between the parties that Section 1.3(b) of the Agreement be amended to read:

(b)    Additional Contingent Consideration
       -----------------------------------

(i) Subject to the terms of this Section 1.3(b), and subject to The Company's and NAC's right of offset as described in Section 8.3 below, The Company shall pay to the Shareholders the additional contingent consideration ("Additional Contingent Consideration") as, and not to exceed the total amount, provided in this Section 1.3(b).

(ii) Commencing the third quarter 1999, the Company shall pay allocably to the Shareholders as Additional Contingent Consideration an aggregate quarterly sum (the "Quarterly Payment") equal to five percent (5%) of the gross collected revenue derived by the Company during the applicable period.

(iii) The Quarterly Payment shall be allocated among the Shareholders ratably to their receipt of The Company common shares according to Schedule 1.3(a) to this Agreement.

(iv) The total amount of Quarterly Payments payable by The Company in accordance with this Section 1.3(b) shall not exceed Two Million Dollars ($2,000,000.00) in value payable as follows: the first one million dollars shall be paid in cash; thereafter quarterly payments shall be made by the issuance of Company shares valued, in the alternative, by the then current market value if said shares are publicly traded or, if private, valued in accordance with the last sale of the Company's shares in an investment transaction. For purposes of this valuation an investment transaction is an arms length transaction with a third party in an amount material to the Company. As an example, the most recent such valuation arises from the transaction between WAMINET and SGI, which valued the stock at a price of $11.38 per share calculated on a fully-diluted basis.

(v) The Quarterly Payments will be made within thirty (30) days following the end of each calendar quarter, the first payment is due after the third quarter of 1999. At
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     the time of each Quarterly Payment, The Company shall furnish to a duly appointed representative selected by majority of the Shareholders a financial statement showing the gross collected revenue derived by the Company during the applicable period. The duly appointed representative of a majority of the Shareholders, or their agent and/or accountant shall have the right, exercisable no more often than once each year, to examine The Company's records during normal business hours, upon ten day's prior written notice, to confirm the adequacy and accuracy of the Quarterly Payments and of related quarterly financial statements since the then most recent of the last such examination, or twenty four(24) months. The Company shall promptly pay any deficiency revealed by such examination together with simple interest at the rate of eight percent (8%) per annum from date on which any such deficient amounts first became payable through the date of payment. In addition, if such deficiencies exceed five percent (5%) of the total amount owned for the period to which the examination relates, The Company shall also pay all reasonable costs and expenses incurred by the Shareholders, and by their duly appointed representative, in the conduct of such examination.

IN WITNESS WHEREOF, the parties hereto have duly executed the amendment.


Date: 6/28/99                      WAM!NET Inc.


                                   /s/ Edward J. Driscoll
                                   --------------------------------



                                   Glenn Kreisel

Date: 6/21/99                      /s/ Glenn Kreisel
                                   --------------------------------


                                   Steve Saroff

Date: 6/21/99                      /s/ Steve Saroff
                                   --------------------------------



Date: June 21st 1999               Ray Kreisel

                                   /s/ Ray Kreisel
                                   --------------------------------


Date: 6/21/99                      William Knight

                                   /s/ William Knight
                                   --------------------------------

Date: 6/22/99                           Steve Barrett

                                        /s/ Steve Barrett
                                        --------------------------

Date: 6/22/99                           Greg Gianforte

                                        /s/ Greg Gianforte
                                        --------------------------

Date: 6/22/99                           Chris Coyle

                                        /s/ Chris Coyle
                                        --------------------------